Exhibit 99.1

NEWS RELEASE
DEL MONTE FOODS COMPANY REPORTS
FISCAL 2009 FOURTH QUARTER AND FULL YEAR RESULTS

San Francisco, CA — June 11, 2009 - Del Monte Foods Company (NYSE: DLM):
Announcement Highlights1
•	Reports fourth quarter net sales growth of 20.7% and diluted EPS from continuing operations of $0.35, up 75% from $0.20 in Q4F08 (which included $0.04 expense for transformation). Results primarily reflect pricing actions, positive volume, and productivity savings.

•	Reports full year 2009 net sales growth of 14.1% and diluted EPS from continuing operations of $0.74, up 27.6% from $0.58 in F08 (which included $0.08 expense for transformation). Results reflect successful execution of the Company’s Accelerated Growth Plan strategy.

•	Provides F10 guidance:
o	Expects net sales growth of 4% to 6% over F09 sales of $3,626.9 million.

o	Expects F10 EPS from continuing operations of $0.76-$0.80 compared to F09 of $0.74.

o	Expects F10 cash from operations less cash from investing of $160-$170 million.
Del Monte Foods Fourth Quarter Results
Del Monte Foods reported net sales of $1,057.4 million for its 14-week quarter ended May 3, 2009, compared to $875.8 million for its 13-week quarter ended April 27, 2008, an increase of 20.7%. Income from continuing operations for the quarter was $68.8 million, or $0.35 earnings

[1] In October 2008, the Company completed the sale of its seafood business, including StarKist. Unless otherwise noted, all of Del Monte’s financial information included in this press release excludes the seafood business, which is reported as discontinued operations. Cash flow data includes the seafood business.

per share from continuing operations (EPS), compared to $40.7 million, or $0.20 EPS in the previous year. Results for the fourth quarter of fiscal 2008 included $0.04 of transformation-related expense. As expected, the Company estimates the positive impact of the extra week in the fourth quarter fiscal 2009 (7% sales growth and $0.03 diluted EPS) was offset by the absence of fiscal year end pricing and promotional activities.
“I am extremely pleased with the Company’s performance in the fourth quarter which is a direct reflection of our successful implementation and execution of our Accelerated Growth Plan,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “The exceptionally strong topline results were balanced across both the Pet and Consumer businesses and reflect the increasing momentum behind our Brands following a step change increase in marketing support, the success of our pricing actions taken to recoup margins following several years of aggressive cost pressures, as well as the performance of our products in challenging economic times. Importantly, overall volume increased during the quarter, despite the elasticity impact of our pricing actions. The strength of our topline combined with strong productivity savings exceeded cost increases, funded increased marketing investment, and drove solid expansion of operating margins and EPS for the quarter.”
The 20.7% increase in net sales for the quarter reflects strong topline growth driven primarily by pricing actions taken to recoup some of the inflationary cost-driven margin contraction experienced over the past few years as well as volume growth. Total product volume increased, reflecting growth in existing product volume and new product volume in both Consumer Products and Pet Products.
Fourth quarter EPS of $0.35 was up $0.15 from fourth quarter fiscal 2008 EPS of $0.20. The positive impact from the topline and cost reduction actions more than offset inflationary and other operational cost increases in the fourth quarter. Higher G&A expenses and higher marketing costs (reflecting increased investment as part of the Accelerated Growth Plan) also impacted the quarter. Lower taxes (due to a favorable change in California State Tax Law) also contributed positively to EPS. In addition, the prior year period included an approximate $0.04 of transformation-related expense.

Reportable Segments — Fourth Quarter Results
Consumer Products
For the fourth quarter, Consumer Products net sales were $568.8 million, an increase of 20.0% over net sales of $474.1 million in the prior year period. The increase in Consumer Products net sales was driven largely by pricing actions taken across the product portfolio. Existing volume growth (particularly in Vegetables and Tomatoes driven by key Easter promotional programs) and new product volume also contributed to Consumer Products net sales growth.
Consumer Products operating income increased 54.6% from $45.6 million in the fourth quarter fiscal 2008 to $70.5 million in the fourth quarter fiscal 2009. The positive impact of the topline and cost reduction actions exceeded higher inflationary and other cost increases (primarily relating to higher raw product costs). Higher marketing costs across the Consumer Products portfolio as part of the Accelerated Growth Plan strategy, as well as higher G&A expenses, also impacted the quarter.
Pet Products
For the fourth quarter, Pet Products net sales were $488.6 million, an increase of 21.6% over net sales of $401.7 million in the prior year period. The increase in Pet Product net sales was driven by pricing actions (taken in both food and snacks) and existing volume growth (primarily in dry pet food). New product volume (primarily Meow Mix and Kibbles ‘n Bits new products) also contributed to net sales.
Pet Products operating income increased 7.5% from $76.4 million in fourth quarter fiscal 2008 to $82.1 million in fourth quarter fiscal 2009. The positive impact of the topline and cost reduction actions exceeded higher inflationary and other cost increases (primarily due to higher ingredient costs). Higher G&A expense (which included an $11.7 million write-off of secondary Pet trademarks and also reflected the absence of the pet recall insurance proceeds recognized last year) as well as higher marketing costs (reflecting a significant step up in investment to support our Pup-Peroni and Milk-Bone branded pet snacks as part of the Company’s Accelerated Growth Plan strategy) also impacted the quarter.

Fourth Quarter EPS

Q4A
Fiscal 2009	$0.35

Q4A
Fiscal 2008	$0.20
Includes:
F08 Transformation-related expenses	($0.04)
Del Monte Foods Full Year Ended May 3, 2009 Results
The Company reported net sales for fiscal 2009 of $3,626.9 million, for its 53-week fiscal year ended May 3, 2009, compared to $3,179.8 million, for its 52-week fiscal year ended April 27, 2008, an increase of 14.1%. Income from continuing operations for fiscal 2009 was $147.7 million, or $0.74 EPS, compared to $117.7 million, or $0.58 EPS in the previous year. Results for fiscal 2008 included $0.08 of transformation-related expense. As expected, the Company estimates the positive impact of the extra week in fiscal 2009 (2% sales growth and $0.03 EPS) was offset by the absence of fiscal year end pricing and promotional activities. Cash provided by operating activities, less cash used in investing activities for fiscal 2009 was $478 million. Adjusted cash flow2 for fiscal 2009 was $167 million.
Commented Mr. Wolford, “The Company’s strong fiscal 2009 results are a testament to the actions we have taken over the last several years to upgrade our portfolio and increase our competitiveness. These efforts culminated in the implementation and execution of the Accelerated Growth Plan in fiscal 2009 and drove our solid financial performance. With our Accelerated Growth Plan in place, further execution in fiscal 2010 is expected to drive ongoing solid performance. Similar to fiscal 2009, we will continue to invest behind our core brands and key growth engines, as well as execute against our pricing and productivity strategic initiative. We are strongly committed to driving topline growth and shareholder value and our fiscal 2009 performance and outlook for fiscal 2010 give us the confidence that we will achieve these goals.”

[2] Del Monte defines cash flow as cash from operating activities, less cash used in investing activities. Del Monte also uses adjusted cash flow which, in general excludes the impact of large acquisitions or divestitures on the consolidated statement of cash flows for the period. Adjusted cash flow for F09 excludes approximately $310 million relating to the sale of the seafood business, including StarKist.

The 14.1% increase in net sales was driven primarily by pricing actions, as well as new product volume across the portfolio. These gains were partially offset by existing volume declines in Consumer Products (primarily due to the volume elasticity from the pricing actions).
EPS for fiscal 2009 of $0.74 increased $0.16 from fiscal 2008 EPS of $0.58. The positive impact of the topline and cost reduction actions exceeded higher inflationary and other operational costs (particularly commodities, ingredient and raw products costs, energy and packaging costs). Higher G&A expense and higher marketing costs (reflecting increased investment in both Consumer Products and Pet Products as part of the Company’s Accelerated Growth Plan strategy) negatively impacted EPS. The absence of $0.08 of transformation expense also benefited fiscal 2009 EPS.
Full Year Fiscal 2009 EPS1

	Q1A	Q2A	Q3A	Q4A	F09A

Fiscal 2009	($0.04)	$0.14	$0.30	$0.35	$0.74

	Q1A	Q2A	Q3A	Q4A	F08A2

Fiscal 2008	$0.01	$0.13	$0.24	$0.20	$0.58
Includes:
F08 Transformation-related expenses	($0.01)	($0.01)	($0.02)	($0.04)	($0.08)

[1]	May not sum due to rounding.

[2]	Fiscal 2008 EPS reflects final EPS from continuing operations.
Outlook
Fiscal 2010
For fiscal 2010, the Company expects net sales growth of 4% to 6% over fiscal 2009 net sales of $3,626.9 million. Fiscal 2010 net sales are expected to be driven by balanced growth across both Consumer and Pet, driven primarily by existing products and the wrap-around benefit from the Company’s fiscal 2009 pricing actions.
The Company expects fiscal 2010 EPS from continuing operations to be $0.76 to $0.80. The Company reported $0.74 diluted EPS from continuing operations in fiscal 2009. Fiscal 2010 expected EPS reflects another year of increased marketing support with investment expected to increase 30% to 40% over fiscal 2009.

Fiscal 2010 EPS Guidance1

Full Year
F10E	F09A

$0.76-$0.80	$0.74

[1] Within the next 12 months, the Company expects to pursue a refinancing of some or all of its debt, particularly its debt under its senior credit facility. A refinancing may change fiscal 2010 guidance.
In fiscal 2010, the Company expects cash provided by operating activities, less cash used in investing activities to be approximately $160 to $170 million. This compares to $167 million in adjusted cash flow in fiscal 2009.

Webcast Information
Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2009 fourth quarter and full year results and fiscal 2010 outlook at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q4 2009 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.
About Del Monte Foods
Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3.6 billion in net sales in fiscal 2009. With a powerful portfolio of brands including Del Monte ® , S&W ® , Contadina ® , College Inn® , Meow Mix ® , Kibbles ’n Bits ® , 9Lives ®, Milk-Bone ® , Pup-Peroni ® , Meaty Bone ® , Snausages ® and Pounce ® , Del Monte products are found in eight out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.
Del Monte. Nourishing Families. Enriching Lives. Every Day.TM
Non-GAAP Financial Measures
Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures of cash flow. The non-GAAP cash flow measures that the Company is using to compare its fiscal 2009 results to its fiscal 2009 guidance and its fiscal 2008 results exclude the impact of the sale of the seafood business (including Starkist) on the fiscal 2009 consolidated statement of cash flows. Fiscal 2008 had not included such a large divestiture. Del Monte internally uses cash flow, which it defines as cash provided by operating activities less cash used in investing activities. Additionally, Del Monte uses adjusted cash flow to compare its fiscal 2009 guidance to its fiscal 2009 cash flow or to compare cash flow year-over-year. Del Monte uses this non-GAAP financial measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. When looking internally at year-over-year changes in cash flow, the Company generally excludes the impact on the period’s consolidated statement of cash flows of large acquisition or divestiture transactions, such as the fiscal 2009 divestiture of the seafood business, the fiscal 2007 acquisitions of Meow Mix and Milk-Bone and the fiscal 2006 divestiture of its soup and infant feeding businesses, and generally provides guidance on the same basis. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the Company cautions investors that the non-GAAP financial measures used by Del Monte may differ from the non-GAAP measures used by other companies.

Selected Cash Flow Data

	Fiscal Year Ending
	May 3,	April 27,
	2009	2008

Net cash provided by operating activities, as reported (GAAP)	$200.6	$286.9

Net cash provided by (used in) investing activities, as reported (GAAP)	277.1	(79.7)

Cash flow	477.7	207.2

Cash flow impact of large acquisition (divestiture) transactions[1]	(310.5)	-

Cash flow, as adjusted	$167.2	$207.2

     1 Consists of:

Fiscal Year Ending
May 3, 2009
Net proceeds from disposal of assets (large divestiture)	$365.8
Restricted cash related to mandatory debt prepayments, resulting from large divestiture transaction	$-
Working capital reflected in purchase price proceeds due to timing of closing	$(23.0)
Cash tax payments related to asset sale paid during the period	$(32.3)

$310.5

Forward-Looking Statements
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and related matters, including the expected impact of the Accelerated Growth Plan strategy and its related initiatives.
Factors that could cause actual results to differ materially from those described in this press release include, among others: competition, including pricing and promotional spending levels by competitors; our ability to maintain or increase prices and manage the price gap between our branded products and competing private label and lower-priced branded products and consumer willingness or ability to pay a price premium for our branded products; shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; our debt levels and ability to refinance, service or reduce our debt and comply with covenants; disruptions in the financial markets; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, fats, oils and chemicals; logistics and other transportation-related costs; sufficiency and effectiveness of marketing and trade promotion programs; our ability to launch new products and anticipate changing consumer and pet preferences; performance of our pet products business and produce sales; our ability to maintain or grow revenues or reduce overhead costs, particularly in connection with any termination of the Operating Services Agreement, dated as of October 6, 2008, between DMC and Starkist Co.; product distribution; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; industry trends, including changes in buying, inventory and other business practices by customers; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; pension costs and funding requirements; impairments in the carrying value of goodwill or other intangible assets; transformative plans; adverse weather conditions, natural disasters, pestilence and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; contaminated ingredients; allegations that our products cause injury or illness, product recalls, and product liability claims and other litigation; reliance on certain third-parties, including co-packers, our broker and third-party distribution centers or managers; changes in, or the failure or inability to comply with U.S., foreign and local governmental regulations, including environmental regulations and import/export regulations or duties; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of our information technology systems; any departure from Terminal Island, CA; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; general economic and business factors; and other factors.
Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and most recent quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
Under the Company’s $200 million, three-year stock repurchase authorization, repurchases of the Company’s common stock may be made from time to time through a variety of methods, including open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization and currently does not intend to repurchase shares under this authorization in fiscal 2010. The Company may resume repurchases at any time and, subsequently, may suspend or discontinue repurchases at any time.
Our declaration of future dividends, if any, is subject to final determination by our Board of Directors each quarter after its review of our then-current strategy, applicable debt covenants, and financial performance and position, among other things.

For all periods presented, the operating results and assets and liabilities related to the seafood business, including StarKist, have been classified as discontinued operations.
DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except per share data)

	Three Months Ended		Fiscal Year Ended
	May 3,	April 27,	May 3,	April 27,
	2009	2008	2009	2008

Net sales	$1,057.4	$875.8	$3,626.9	$3,179.8
Cost of products sold	729.6	640.5	2,622.7	2,319.9

Gross profit	327.8	235.3	1,004.2	859.9
Selling, general and administrative expense	193.2	139.3	643.3	541.4

Operating income	134.6	96.0	360.9	318.5
Interest expense	25.2	28.7	110.3	131.4
Other (income) expense	5.3	(0.3)	24.1	(2.5)

Income from continuing operations before income taxes	104.1	67.6	226.5	189.6
Provision for income taxes	35.3	26.9	78.8	71.9

Income from continuing operations	68.8	40.7	147.7	117.7

Income from discontinued operations before income taxes	4.5	5.7	38.9	11.4
Provision (benefit) for income taxes	1.8	(4.0)	14.3	(4.0)

Income from discontinued operations	2.7	9.7	24.6	15.4

Net income	$71.5	$50.4	$172.3	$133.1

Earnings per common share
Basic:
Basic Average Shares	198.3	197.6	198.1	200.6
EPS - Continuing Operations	$0.35	$0.20	$0.74	$0.58
EPS - Discontinued Operations	0.01	0.05	0.13	0.08

EPS - Total	$0.36	$0.25	$0.87	$0.66

Diluted:
Diluted Average Shares	198.8	199.3	198.4	202.8
EPS - Continuing Operations	$0.35	$0.20	$0.74	$0.58
EPS - Discontinued Operations	0.01	0.05	0.13	0.08

EPS - Total	$0.36	$0.25	$0.87	$0.66

Del Monte Foods Company - Selected Financial Information
Net Sales by Segment
(in millions)

	Three Months Ended		Fiscal Year Ended
	May 3,	April 27,	May 3,	April 27,
Net Sales:	2009	2008	2009	2008

Consumer Products	$568.8	$474.1	$1,953.5	$1,748.3
Pet Products	488.6	401.7	1,673.4	1,431.5

Total company	$1,057.4	$875.8	$3,626.9	$3,179.8

Operating Income by Segment (in millions)

	Three Months Ended		Fiscal Year Ended
	May 3,	April 27,	May 3,	April 27,
Operating Income:	2009	2008	2009	2008

Consumer Products	$70.5	$45.6	$195.1	$158.9
Pet Products	82.1	76.4	219.9	231.2
Corporate (a)	(18.0)	(26.0)	(54.1)	(71.6)

Total company	$134.6	$96.0	$360.9	$318.5

(a)	Corporate represents expenses not directly attributable to reportable segments. For both the three months and fiscal year ended May 3, 2009, Corporate includes $0 of transformation-related expenses. For the three months and fiscal year ended April 27, 2008, Corporate includes $8.3 and $21.2 of transformation-related expenses, respectively, including all severance-related restructuring costs associated with the transformation plan.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions, except per share data)

	May 3,	April 27,
	2009	2008

ASSETS

Cash and cash equivalents	$142.7	$25.6
Trade accounts receivable, net of allowance	188.5	277.0
Inventories	677.4	662.1
Assets held for sale	-	278.6
Prepaid expenses and other current assets	138.6	91.3

TOTAL CURRENT ASSETS	1,147.2	1,334.6

Property, plant and equipment, net	642.6	650.1
Goodwill	1,337.7	1,337.7
Intangible assets, net	1,171.5	1,191.1
Other assets, net	22.3	32.8

TOTAL ASSETS	$4,321.3	$4,546.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$472.4	$471.9
Short-term borrowings	2.3	0.3
Current portion of long-term debt	32.3	37.2
Liabilities held for sale	-	17.9

TOTAL CURRENT LIABILITIES	507.0	527.3

Long-term debt	1,525.9	1,854.8
Deferred tax liabilities	390.5	397.4
Other non-current liabilities	291.4	266.3

TOTAL LIABILITIES	2,714.8	3,045.8

Stockholders’ equity:
Common stock ($0.01 par value per share, shares authorized: 500.0; 215.1 issued and 197.7 outstanding at May 3, 2009 and 214.7 issued and 197.3 outstanding at April 27, 2008)	$2.1	$2.1
Additional paid-in capital	1,047.5	1,034.7
Treasury stock, at cost	(183.1)	(183.1)
Accumulated other comprehensive income (loss)	(38.4)	8.2
Retained earnings	778.4	638.6

TOTAL STOCKHOLDERS’ EQUITY	1,606.5	1,500.5

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,321.3	$4,546.3

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)

	Fiscal Year Ended
	May 3,		April 27,
	2009		2008

OPERATING ACTIVITIES:
Net income	$172.3		$133.1
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	104.9		106.2
Deferred taxes	29.5		44.1
Gain on asset disposals	(23.3)		(7.5)
Stock compensation expense	12.2		9.0
Tax benefit from stock options exercised	-		0.1
Impairment loss on discontinued trademarks	11.7		-
Other non-cash items, net	10.1		(6.5)
Changes in operating assets and liabilities
Trade accounts receivable, net	89.5		(26.7)
Inventories	(78.5)		(6.2)
Prepaid expenses and other current assets	(58.9)		20.7
Other assets, net	2.5		4.5
Accounts payable and accrued expenses	(69.5)		7.4
Other non-current liabilities	(1.9)		8.7

NET CASH PROVIDED BY OPERATING ACTIVITIES	200.6		286.9

INVESTING ACTIVITIES:
Capital expenditures	(88.7)		(96.7)
Net proceeds from disposal of assets	365.8		17.5
Other, net	-		(0.5)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	277.1		(79.7)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	517.7		543.6
Payments on short-term borrowings	(515.7)		(565.1)
Principal payments on long-term debt	(333.8)		(89.4)
Payments of debt related costs	-		(5.3)
Dividends paid	(31.6)		(32.2)
Issuance of common stock	2.1		3.8
Purchase of treasury stock	-		(50.0)
Excess tax benefits from stock-based compensation	-		0.1

NET CASH USED IN FINANCING ACTIVITIES	(361.3)		(194.5)

Effect of exchange rate changes on cash and cash equivalents	0.6		-

NET CHANGE IN CASH AND CASH EQUIVALENTS	117.0		12.7
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	25.7	[1]	13.0

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$142.7		$25.7

[1]	Includes $0.1 of cash included in assets held for sale

# # #
CONTACTS:

Media Contact	Analyst/Investor Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com